Exhibit 10.25

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

LifeHealth Limited
23 Winkfield Road
Windsor
SL4 4BA
UK
Attention: Stephen Jones

June 19, 2009

Dear Stephen:

In connection with the sale by Cambridge Laboratories (Ireland) Limited (“Cambridge”) of its worldwide rights in and to tetrabenazine and related assets (the “TBZ Business”) to Biovail Laboratories International (Barbados) SRL (“Biovail”) (the “Transaction”), we are writing to confirm our understanding on certain points relating to the TBZ Business.

Reference is made to the Licence Agreement between LifeHealth Limited (“Lifehealth”) and Cambridge, dated December 10, 1998 (the “1998 Lifehealth Licence”), as amended by Amendment No. 1, dated 29 October 2002, Amendment No. 2, dated 31 March 2004, and Amendment No. 3, dated 12 August 2004 (collectively, the “1998  Lifehealth Licence Amendments”, and the 1998 Lifehealth Licence, as amended by the 1998 Lifehealth Licence Amendments, is referred to as the “1998 Amended Lifehealth Licence”), and the Licence and Consent Agreement between Cambridge and Lifehealth, dated September 22, 2006 (the “2006 Lifehealth Licence”, and, the 2006 Lifehealth Licence together with the 1998 Amended Lifehealth Licence is referred to as the “LifeHealth Agreements”). Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the LifeHealth Agreements.

We confirm our commitment to proceed with the development of a second indication for the controlled release formulation of tetrabenazine (the “CR Formulation”), subject to our determination, after satisfactory due diligence, that it is commercially and clinically reasonable to so proceed. The exact indication to be developed will be determined by agreement between Lifehealth and Biovail, after further review and consideration, and may include tardive dyskinesia, dystonia or some other indication. We also confirm that, conditional on the closing of the Transaction, the costs associated with the development of the CR Formulation, as between Lifehealth and Biovail, shall be shared as follows:

•                                          Development costs associated with the CR Formulation for Tourette Syndrome will be shared by Lifehealth and Biovail (in the manner contemplated by the LifeHealth Agreements);

•                                          Biovail will be responsible for {***}† associated with the clinical development in the United States of the second indication of the CR Formulation and such costs will not be {***}† Total Net Receipts for the purposes of calculating {***}†;

•                                          Lifehealth and Biovail will share the costs associated with the galenical development in the United States of the second indication of the CR Formulation (in the manner contemplated by the LifeHealth Agreements); and

•                                          As regards the development and regulatory costs associated with the exploitation of the second indication of the CR Formulation in jurisdictions outside of the United States, Lifehealth and Biovail will share all such costs (in the manner contemplated by the LifeHealth Agreements).

We also wish to confirm to you our commitment to growing the TBZ Business on a worldwide basis. In that regard, and without prejudice to the provisions of clause 9.4 of the 1998 Lifehealth Licence, Biovail agrees to use commercially reasonable efforts to exploit tetrabenazine in jurisdictions outside of the United States, subject to our reasonable determination that such activities are commercially reasonable on a market by market basis.

Yours sincerely,

/s/ MICHEL CHOUINARD

Michel Chouinard
Chief Operating Officer, Biovail Laboratories International SRL

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.